OMB APPROVAL

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                    OMB NUMBER:         3235-0167
                    EXPIRES:            OCTOBER 31, 2001

                    ESTIMATED AVERAGE BURDEN HOURS PER RESPONSE..........1.50

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                           Commission File No. 1-11586

                                PTI Holding Inc.
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             (Exact name of registrant as specified in its charter)


            c/o 15 East North Street, Dover, DE 19901 (914) 423-8200
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
                          ----------------------------
            (Title of each class of securities covered by this Form)

                                      None
                          ----------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]            Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)       [ ]            Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]            Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)       [ ]            Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(ii)       [ ]

Approximate number of holders of record as of the certification or notice date:
          100


        Pursuant to the requirements of the Securities Exchange Act of 1934, (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  June 14, 2000                          By: /s/ Meredith Birrittella
        -----------------                      ---------------------------------
                                                  Name: Meredith Birrittella
                                                  Title: Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


SEC 2089 (3-99)    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION
                   OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                   TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID
                   OMB CONTROL NUMBER.